Exhibit 99.03

Resignation letter of Glen Parish

I am resigning from the Board of Directors and a member of the Corporate Governance Committee of Virco Mfg. Corporation effective today, May 7, 2014. In the spring of 2013, the outside directors discussed a potential change of leadership of the company. It was reported to me that management was willing to explore the idea. However, subsequent events, including a vote of stockholders, indicated to me that this course was not in the best interest of the stockholders. Thus, I felt I could not agree with the 4 directors who wanted to assume leadership. In the spring and early summer of 2013, one of these directors, who also counseled the Board on legal issues and was part of the law firm that had been representing the company for over 30 years, had conversations with some of the large stockholders of the company. These stockholders expressly disapproved of their proposal to replace management and assume control; instead, they expressed support for the management team. This did not dissuade the 4 directors. Two of these directors were up for election at the 2013 annual meeting and had a majority of the shares outstanding vote against their election while an inside director received the vote of 75% of the outstanding shares on the same ballot .These 4 directors then fought the adoption by the company of a majority vote policy. My decision to follow the decision of the stockholders created discord with these Board members. At that time I became very concerned that the discord could prevent the Board from acting cooperatively. One of the directors who received a negative stockholder vote ultimately resigned, asserting unfounded and untrue allegations. The other three directors successfully urged that the company not to respond to these allegations. Despite this, I believed that if all the Board members were to focus on the company’s best interests, we could work effectively to promote the stockholder interests. Unfortunately, this was not the result. I was concerned that these Board members were disrupting the governance and distracting from the business of the company. These directors forced months of delay in the filling of the Board vacancy through a deadlock at the governance committee, even though the successful management proposed candidate was universally considered qualified and independent, with no prior ties to the company or management. They asserted votes had occurred in past meetings with no minutes to support them and disagreement about the votes from the other directors. The group also fought against proposals to update policies that were favorable to stockholders and consistent with current best practice that they thought threatened them. At times there were even personal attacks on the integrity and abilities of the remaining directors. Finally, these directors took steps, which in my view were not proper, to challenge the legitimately elected directors of the company. These acts were all opposed by the remaining directors, including the newly elected independent director. This led me to believe that the Board could not effectively represent the interests of the stockholders as a whole under the then existing Board structure. I believe that the reconstituted Board plan unanimously adopted by the Board resolves these concerns, and I am submitting my resignation so that this plan can be placed in effect.
Glen D. Parish
03481-0001 257871.1